SUB-ITEM 77C:
Submission of Matters to a Vote of Security Holders
Special meetings of shareholders of Credit Suisse New York
Municipal Fund were held on May 2, 2003 and May 16, 2003.
The results of the votes tabulated at the special meetings are reported below.

To modify the fundamental investment restriction on borrowing money:
For 		4,270,378 shares
Against 	200,406   shares
Abstain 	122,421   shares

To modify the fundamental investment restriction on lending:
For 		4,286,871 shares
Against 	179,584 shares
Abstain 	126,750 shares

To modify the fundamental investment restriction on real estate investments:
For 		4,239,510 shares
Against 	  207,531 shares
Abstain 	  146,164 shares

To remove the fundamental investment restriction on short sales:
For 		4,267,029 shares
Against 	  204,662 shares
Abstain 	  121,514 shares

To remove the fundamental investment restriction on margin
transactions:
For 		4,223,057 shares
Against 	  248,634 shares
Abstain 	  121,514 shares

To remove the fundamental investment restriction on investments in oil, gas and mineral programs:
For 		4,250,132 shares
Against 	  196,352 shares
Abstain 	  146,721 shares

To remove the fundamental investment restriction on investment in securities issued by other investment companies:
For 		4,252,445 shares
Against 	  195,317 shares
Abstain 	  145,443 shares

To change the Fund's investment objective from fundamental to non-fundamental:
For 		3,938,252 shares
Against 	  509,757 shares
Abstain 	  145,196 shares

To amend the charter to allow involuntary redemptions:
For 		3,963,736 shares
Against 	  489,776 shares
Abstain 	  139,693 shares

To amend the charter to permit the fund or any class to be
merged into or combined with another fund or class or series thereof or into another class or series of the same Fund without shareholder approval:
For 		3,915,817 shares
Against 	  537,113 shares
Abstain 	  140,275 shares